Exhibit 99.1

DOUBLE EAGLE PARENT, INC.

INDEX TO QUARTERLY REPORT

AS OF AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017

ITEM 1.	CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$69,963	$58,551
Restricted cash	904	570
Accounts receivable, net of allowances for doubtful accounts of $1,813 and $1,729 at June 30, 2017 and December 31, 2016, respectively	334,932	389,926
Unbilled services	252,693	220,224
Prepaid expenses and other current assets	49,833	687,349
Income tax receivable	1,230	1,963

Total current assets	709,555	1,358,583
Property and equipment, net	127,627	167,426
Goodwill	1,949,370	1,950,237
Intangible assets, net	1,769,492	1,888,573
Non-current deferred tax assets	2,053	1,966
Other assets	50,805	44,290

Total assets	$4,608,902	$5,411,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes, capital lease obligations and other financing arrangements	$36,068	$670,227
Accrued payroll, accounts payable and accrued expenses	285,629	354,655
Income taxes payable	8,216	4,976
Deferred revenue and client advances	226,508	229,875

Total current liabilities	556,421	1,259,733
Capital lease obligations, net of current portion	23,418	47,775
Long-term debt, net of current portion	2,314,288	2,318,877
Non-current income tax liability	7,925	7,545
Deferred tax liability	245,527	274,885
Other non-current liabilities	145,118	138,190

Total liabilities	3,292,697	4,047,005

Commitments and contingencies (Note 10)
Double Eagle Parent, Inc. stockholders’ equity:
Common stock, $.0001 par value, 16,000,000 shares authorized, 14,113,874 shares issued and outstanding at both June 30, 2017 and December 31, 2016	1	1
Additional paid-in-capital	1,418,116	1,412,703
Accumulated deficit	(121,474)	(41,360)
Accumulated other comprehensive income (loss)	18,020	(9,097)

Total Double Eagle Parent, Inc. stockholders’ equity	1,314,663	1,362,247
Noncontrolling interest	1,542	1,823

Total stockholders’ equity	1,316,205	1,364,070

Total liabilities and stockholders’ equity	$4,608,902	$5,411,075

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Net revenues	$514,947	$561,022	$1,041,002	$1,102,318
Reimbursed out-of-pocket expenses	81,613	82,824	170,803	173,807

Total revenues	596,560	643,846	1,211,805	1,276,125

Operating expenses:
Cost of revenues	348,521	389,735	710,888	762,111
Reimbursable out-of-pocket expenses	81,613	82,824	170,803	173,807
Selling, general and administrative expenses	182,594	117,956	363,906	241,712

Total operating expenses	612,728	590,515	1,245,597	1,177,630

Operating income (loss)	(16,168)	53,331	(33,792)	98,495
Gain on extinguishment of debt	—	—	—	221
Interest expense	(36,707)	(54,621)	(74,629)	(110,538)
Interest income	169	208	345	272

Loss before income tax (provision) benefit and income from equity investments	(52,706)	(1,082)	(108,076)	(11,550)
Income tax (provision) benefit	13,917	(3,305)	28,569	(11,481)

Loss before income from equity investments	(38,789)	(4,387)	(79,507)	(23,031)
Income from equity investments	—	4	—	9

Net loss	(38,789)	(4,383)	(79,507)	(23,022)
Less: Net income attributable to the noncontrolling interest	(607)	(91)	(607)	(529)

Net loss attributable to Double Eagle Parent, Inc.	$(39,396)	$(4,474)	$(80,114)	$(23,551)

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Net loss	$(38,789)	$(4,383)	$(79,507)	$(23,022)
Other comprehensive income (loss):
Foreign currency translation adjustment	16,896	(1,560)	27,117	3,859

Total other comprehensive income (loss)	16,896	(1,560)	27,117	3,859

Total comprehensive loss	(21,893)	(5,943)	(52,390)	(19,163)

Less: Comprehensive income attributable to the noncontrolling interest	(607)	(91)	(607)	(529)

Comprehensive loss attributable to Double Eagle Parent, Inc.	$(22,500)	$(6,034)	$(52,997)	$(19,692)

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

(unaudited)

			Additional		Accumulated Other
		Common	Paid-In	Accumulated	Comprehensive	Noncontrolling
	Shares	Stock	Capital	Deficit	Income (Loss)	Interest	Total
Successor
Balance at December 31, 2016	14,113,874	$1	$1,412,703	$(41,360)	$(9,097)	$1,823	$1,364,070
Net income (loss)	—	—	—	(80,114)	—	607	(79,507)
Foreign currency translation adjustment	—	—	—	—	27,117	—	27,117
Stock-based compensation expense	—	—	5,413	—	—	—	5,413
Distributions to noncontrolling interest	—	—	—	—	—	(888)	(888)

Balance at June 30, 2017	14,113,874	$1	$1,418,116	$(121,474)	$18,020	$1,542	$1,316,205

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Six Months Ended June 30,
	2017	2016
	Successor	Predecessor
Cash flows from operating activities:
Net loss	$(79,507)	$(23,022)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	27,344	27,721
Amortization of intangible assets	128,524	18,243
Amortization of deferred financing costs and original issue discount/premium	4,297	9,469
Payment-in-kind interest	—	8,025
Loss on disposal of assets	8,140	1,354
Stock-based compensation expense	5,413	2,977
Gain on extinguishment of debt	—	(221)
Deferred taxes	(34,408)	6,569
Other non-cash adjustments	(1,832)	(886)
Changes in assets and liabilities, net
Accounts receivable, net	58,142	(19,603)
Unbilled services	(30,540)	(37,496)
Prepaid expenses and other current assets	1,739	1,073
Accrued payroll, accounts payable and accrued expenses	(58,278)	22,842
Net change in income tax receivable and non-current income tax liability	4,095	1,054
Deferred revenue and client advances	1,567	5,400
Other, net	(845)	1,783

Net cash provided by operating activities	33,851	25,282

Cash flows from investing activities:
Deposit for restricted use to redeem notes	639,063	—
Cash paid for acquisitions, net of cash acquired	(11,358)	—
Purchases of property and equipment	(11,421)	(12,617)
Proceeds from sale of investments	4,896	—
Proceeds from vehicle sales and rebates on vehicle leases	—	8,320
Other, net	(323)	(248)

Net cash provided by (used in) investing activities	620,857	(4,545)

Cash flows from financing activities:
Repayments on capital leases and other financing arrangements	(19,434)	(20,312)
Repayments of notes	(633,650)	—
Repurchase of notes	—	(22,790)
Payment on installment note and contingent consideration related to acquisition	—	(2,322)
Other, net	(426)	(399)

Net cash provided by (used in) financing activities	(653,510)	(45,823)

Effects of foreign currency exchange rate changes on cash	10,214	(354)

Net increase (decrease) in cash and cash equivalents	11,412	(25,440)
Cash and cash equivalents, beginning of year	58,551	121,317

Cash and cash equivalents, end of year	$69,963	$95,877

Supplemental disclosure of cash flow information:
Cash paid for interest	$85,801	$71,563
Cash paid for income taxes	1,716	4,090
Supplemental disclosure of non-cash activities:
Vehicles acquired through capital lease agreements	2,170	23,108
Accrued capital expenditures	1,445	926

The accompanying notes are an integral part of these condensed consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization and Business

Double Eagle Parent, Inc. (“Double Eagle”, or together with its consolidated subsidiaries, the “Company” (including both the Predecessor and Successor periods, as defined below)) is a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. The Company provides services through two reportable business segments: Clinical and Commercial. The Company provides a full suite of services to enhance its clients’ ability to successfully develop, launch and market their products. The Company offers its solutions on both a standalone and integrated basis. The Company’s services cover the entire biopharmaceutical development and commercialization continuum spanning from first-in-human clinical trial to the ongoing commercialization of mature products.

On August 4, 2010, inVentiv Group Holdings, Inc. (“inVentiv”)’s subsidiary, inVentiv Acquisition, Inc., merged with and into inVentiv Health, Inc. (“inVentiv Health”), with inVentiv Health as the surviving company (the “THL Acquisition”). Funds affiliated with Thomas H. Lee Partners (‘THL”) held a controlling interest in inVentiv.

On November 9, 2016, inVentiv was acquired by Double Eagle Parent, Inc. (“Parent”), a Delaware corporation, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc. (“Merger Sub”), with and into inVentiv at the closing of the acquisition (the “Acquisition”). Accordingly, inVentiv became a wholly-owned subsidiary of Parent. Prior to the Acquisition of inVentiv, Parent had substantially no operations other than activities associated with the Acquisition. Upon the Acquisition, the only asset of the Parent is the investment in subsidiaries that hold the direct investment in inVentiv.

Prior to the effective time of the Acquisition, stockholders affiliated with THL and certain other stockholders contributed a portion of their shares of common stock in inVentiv (“Rollover Shares”) in exchange for shares of Parent’s common stock, and at the effective time of the Acquisition all issued and outstanding shares of common stock of inVentiv (including eligible equity awards), other than the Rollover Shares, were cancelled and converted into the right to receive a pro rata portion of the merger consideration. Parent was formed by Advent International GPE VII Limited Partnership, a Cayman Islands exempted limited partnership, which is managed by Advent International Corporation (“Advent”). Upon consummation of the Acquisition, (a) funds affiliated with Advent and funds affiliated with THL, beneficially owned, in the aggregate, more than a majority of the outstanding shares of inVentiv common stock with the remainder being owned by management and other investors and (b) governance rights are shared evenly between Advent and THL. See Note 4 for further information on the Acquisition.

On May 10, 2017, Double Eagle entered into an Agreement and Plan of Merger (the “Merger Agreement”) with INC Research Holdings, Inc., a Delaware corporation (“INC Research”), pursuant to which Double Eagle will merge with and into INC Research (the “Merger”), with INC Research surviving the Merger. Subject to the terms and conditions of the Merger Agreement, the aggregate merger consideration to be paid in respect of all outstanding shares of Double Eagle’s common stock, par value $0.0001 per share, Double Eagle’s options and restricted stock units shall be approximately 50.0 million shares of INC Research’s common stock.

Consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to the adoption of the Merger Agreement by the requisite vote of Double Eagle’s and INC Research’s respective stockholders. The transaction is currently expected to be completed in the second half of 2017.

2. Basis of Presentation

The unaudited consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), include the accounts of Double Eagle and its wholly owned subsidiaries. In addition, the Company consolidates the accounts of its 60% owned subsidiary and reflects the minority interest as a noncontrolling interest classified in equity. The Company has both equity and cost method investments in securities of certain privately held entities. Investments accounted for under the equity method are recorded at the amount of the Company’s investment and adjusted each period for the Company’s share of the investee’s income or loss. Investments accounted for under the cost method are recorded at the historical carrying value. In April 2017, the Company sold its only investment accounted for under the cost method for cash proceeds of $6.3 million. The carrying value of both types of investments is recorded in other assets in the consolidated balance sheets and is immaterial. All intercompany transactions have been eliminated in consolidation. The condensed consolidated financial statements as of June 30, 2017 and for the three and six months ended June 30, 2017 and 2016 are unaudited, but in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. They do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the 2016 audited consolidated financial statements and notes included in the Proxy Statement of INC

Research dated June 30, 2017. The results reported in these condensed consolidated financial statements should not necessarily be viewed as indicative of the results that may be expected for the entire year. The balance sheet at December 31, 2016 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by GAAP for complete financial statements.

The unaudited condensed consolidated financial statements of the Company have been prepared in conformity with GAAP, which requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenue, and expenses and disclosure of contingent assets and liabilities in the accompanying financial statements. The significant estimates made by the Company include the estimated forecast that is used in assessing the realizability of the Company’s deferred tax assets and assessing whether the fair value of intangible assets and goodwill exceed the related carrying value. In addition, the Company also makes significant estimates as it relates to revenue recognition and self-insurance reserves, including reserves for employee medical, automobile insurance and worker’s compensation. In the opinion of management, all adjustments considered necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements.

Predecessor and Successor Reporting

The Acquisition was accounted for as a business combination using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of inVentiv were adjusted to their fair value as of November 9, 2016, the day that Parent acquired inVentiv. Prior to the Acquisition, the financial results of inVentiv were not included within the Parent and the Parent had no operations apart from its investment in inVentiv. Accordingly, the condensed consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the period before the consummation of the Acquisition (labeled “Predecessor” for the three and six months ended June 30, 2016) and the period after November 8, 2016 (labeled “Successor” for the three and six months ended June 30, 2017), to indicate the application of a different basis of accounting between the periods presented. The Predecessor reflects inVentiv prior to the Acquisition. See Note 4 for additional information regarding the Acquisition.

3. Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2017-04 (“ASU 2017-04”), Intangibles—Goodwill and Other (Topic 350) to simplify the test for goodwill impairment. ASU 2017-04 removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted after January 1, 2017. The Company is currently evaluating the impact of adopting ASU 2017-04 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) to clarify the definition of a business. ASU 2017-01 adds guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. ASU 2017-01 will be applied on a prospective basis and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2017-01 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows—Restricted Cash (Topic 230) to reduce diversity existed in the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016- 18 on the Company’s consolidated statement of cash flows.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments (Topic 230) (“ASU 2016-15) to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new standard on the Company’s consolidated statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU 2016-13”) to update its guidance on recognition and measurement of financial assets and liabilities, and replace the incurred loss methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information for credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-13 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718) (“ASU 2016-09”) to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016 for public business entities. Early adoption is permitted. The Company adopted this standard during the first quarter of 2017. The adoption of this ASU had the following effects on the condensed consolidated financial statements:

Income taxes—The standard requires excess tax benefit and tax deficiencies to be recorded as income tax benefit or expense in the statements of operations. The Company applied the prospective adoption approach beginning in 2017, and there was no impact as no equity awards have been exercised or vested in the Successor periods.

Forfeitures—The standard provides an accounting policy election to account for forfeitures as they occur. The Company made this accounting policy election in the first quarter of 2017, and there was no cumulative effect of this election given the limited period such awards were outstanding prior to 2017.

Statements of cash flows—Cash flows related to excess tax benefits are no longer separately classified as a financing activity. The Company adopted this component of the standard on a prospective basis beginning in the first quarter of 2017.

In May 2017, the FASB issued ASU 2017-09 which provides guidance to clarify and reduce diversity in practice and cost and complexity when applying the guidance in Topic 718 to a change to the terms or conditions of a share-based payment award. ASU 2017-09 is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2017-09 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”) to increase transparency and comparability among organizations by requiring the recognition of right-to-use assets and liabilities on the balance sheet and disclosing qualitative and quantitative information about leasing arrangements. ASU 2016-02 will be applied on a modified retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2018 for public business entities. Early adoption is permitted. The adoption of this standard is expected to have a material impact on the Company’s consolidated balance sheets, and its potential impact is currently being evaluated.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition (“ASU 2014-09”). ASU 2014-09 will supersede the revenue recognition requirements in Revenue Recognition (Topic 605), and most industry-specific guidance. In July 2015, the FASB deferred the effective date of the new revenue recognition standard by one year, and it is effective for interim and annual periods beginning after December 15, 2017 for public business entities. Early adoption is permitted, but no earlier than the original effective date of January 1, 2017. In May 2016, the FASB issued ASU 2016-12 which provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. In December 2016, the FASB issued ASU 2016-20 which provides guidance for technical corrections and improvements to ASU 2014-09 to increase stakeholders’ awareness of the proposals and to expedite the improvements. Entities can adopt the standard either retrospectively to each period presented (full retrospective approach), or retrospectively with the cumulative effect of initially applying the guidance recognized as of the date of adoption (modified retrospective or cumulative effect approach).

4. Acquisition

On November 9, 2016, inVentiv was acquired by Parent, a Delaware corporation, through a merger of its wholly owned subsidiary, Merger Sub, with and into inVentiv at the closing of the acquisition. Accordingly, inVentiv became a wholly-owned subsidiary of Parent. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their fair values. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill.

In connection with the Acquisition, the fair value of the contingent obligation payable to former stockholders of inVentiv, is preliminarily estimated to have a fair value of $67.5 million at Acquisition. The contingent obligation is based on the future realization of certain transaction tax deductions, as defined in the Merger Agreement. As such transaction tax deductions are realized as a result of reducing federal or state taxes payable, the Company is obligated to make payments to the former stockholders of inVentiv. The amount of such transaction tax deductions is estimated to be $192.0 million ($74.0 million of estimated net tax benefits), but in no event is permitted to exceed $220.0 million, and will be paid to the sellers when such deduction reduces taxes payable.

The purchase price, as adjusted, consisted of the following (in thousands):

Initial cash portion of consideration	$1,193,214
Rollover shares	373,440
Working capital and other purchase price adjustments	11,358
Estimated contingent purchase price	67,508

Total purchase price	$1,645,520

The following table summarizes the preliminary determination of the fair values of the net assets acquired at the date of the acquisition (in thousands):

Fair Value
Assets Acquired:
Cash and cash equivalents	$45,721
Restricted cash	1,572
Accounts receivable	378,906
Unbilled services	220,368
Other current assets	73,506
Property and equipment	168,358
Goodwill	1,940,900
Other identifiable intangible assets	1,918,990
Other assets	45,789
Liabilities Assumed:
Accrued payroll, accounts payable and accrued expenses	(357,575)
Deferred revenue and client advances	(272,024)
Debt assumed	(2,163,585)
Deferred tax liability	(303,356)
Other liabilities	(50,479)
Noncontrolling interest	(1,571)

Net Assets Acquired	$1,645,520

The other identifiable intangible assets consisted of the following (in thousands):

		Weighted Average
		Amortization
	Fair Value	Period
Customer relationships	$1,238,200	12.9 years
Technology	28,880	3.0 years
Tradenames subject to amortization	50,860	10.0 years
Tradenames not subject to amortization	330,900
Backlog	270,150	1.8 years

Other identifiable intangible assets	$1,918,990

The new goodwill generated in the Acquisition is not deductible for income tax purposes. In connection with the Acquisition, the Company recorded $1.94 billion of goodwill. The Company’s assessment of fair value of the acquired assets and liabilities assumed are preliminary and subject to change. Further adjustments may be necessary as additional information related to the fair value of assets and liabilities assumed is obtained and assessed during the measurement period (up to one year from the acquisition date). Factors that contributed to the recognition of goodwill for the acquisition included expected growth rates and probability of expansion in our service offerings, efficiency initiatives and continued leveraging of SG&A expenses.

During the first half of 2017, the Company made certain adjustments to the preliminary fair value of acquired assets and assumed liabilities to reflect additional information related to intangible assets, other current assets, accrued liabilities, contingent consideration, deferred tax liabilities, and deferred revenue in connection with the Acquisition. The net effect of the adjustments was a decrease in goodwill by $11.0 million. The impact on earnings of revisions to the preliminary valuation and the assigned life of assets was recognized in the six months ended June 30, 2017.

5. Goodwill

The following table sets forth the carrying amount of goodwill as of June 30, 2017 and December 31, 2016 (in thousands):

	Clinical	Commercial	Total
Net goodwill at December 31, 2016	$874,261	$1,075,976	$1,950,237
Adjustments to purchase price allocation(1)	4,420	(15,419)	(10,999)
Foreign currency translation	7,550	2,582	10,132

Net goodwill at June 30, 2017	$886,231	$1,063,139	$1,949,370

(1)	Adjustments related to the Acquisition at November 9, 2016. See Note 4.

6.	Intangible Assets

The following table sets forth the carrying amount of the Company’s intangible assets as of June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017			December 31, 2016
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Customer relationships	$1,244,013	$(66,384)	$1,177,629	$1,207,843	$(14,316)	$1,193,527
Technology	271,569	(81,135)	190,434	28,880	(1,353)	27,527
Tradenames subject to amortization	51,055	(3,276)	47,779	51,408	(728)	50,680
Backlog	28,880	(6,130)	22,750	297,301	(11,362)	285,939

Total finite-lived intangible assets	1,595,517	(156,925)	1,438,592	1,585,432	(27,759)	1,557,673
Tradenames not subject to amortization	330,900	—	330,900	330,900	—	330,900

Total intangible assets	$1,926,417	$(156,925)	$1,769,492	$1,916,332	$(27,759)	$1,888,573

During the first half of 2017, the Company made certain adjustments to the intangible asset values to reflect additional information related to the preliminary fair value of those assets in connection with the Acquisition.

7. Debt

The Company’s indebtedness is summarized as follows (in thousands):

	June 30, 2017	December 31, 2016
Term Loan Facility B loans, due 2023	$1,721,350	$1,730,000
Senior Secured Notes(1)	—	625,000
ABL Facility, due 2021	—	—
Senior Unsecured Notes, due 2024	675,000	675,000
International Facility, due 2020	—	—
Capital leases and other financing arrangements	42,186	75,337

Total borrowings	2,438,536	3,105,337
Less: unamortized premium (discount)	(7,958)	(8,135)
Less: unamortized deferred financing costs	(56,804)	(60,323)
Less: Senior Secured Notes, current portion of
Term Loan Facility, capital leases and other financing arrangements	(36,068)	(670,227)

Total long-term borrowings, net of current portion	$2,337,706	$2,366,652

(1)

On January 15, 2017, the Company redeemed its $625.0 million principal amount of 9% Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest. The principal portion of $625.0 million is classified within current portion of notes, capital lease obligations and other financing arrangements in the consolidated balance sheet as of December 31, 2016. This obligation was funded at the time of closing of the Acquisition for redemption on January 15, 2017, and such deposit was recorded in prepaid expenses and other current assets at December 31, 2016 in the consolidated balance sheet.

At June 30, 2017, the Company had $1,721.4 million outstanding under the Term Loan Facility (as defined below). The Company had $675.0 million outstanding under the Senior Notes (as defined below), and there were no outstanding borrowings under the ABL Facility (as defined below). In addition, the Company had capitalized leases and other financing arrangements of $42.2 million outstanding as of June 30, 2017.

On July 1, 2015 one of the Company’s indirect subsidiaries in the United Kingdom, inVentiv Health Clinical UK Ltd., (“inVentiv UK”) as borrower, and one of the Company’s indirect subsidiaries in Switzerland, inVentiv Health Switzerland GmbH, as guarantor, entered into an asset-based lending facility (the “International Facility”) for up to $20.0 million. This facility is available to enhance international cash management. At June 30, 2017, the Company had no outstanding borrowings under the International Facility, approximately $0.8 million in letters of credit outstanding against the International Facility and would have been able to borrow up to $9.2 million.

Concurrently with the closing of the Acquisition, (a) the Company (i) became party to a 7-year $1,730.0 million principal amount term loan B (“Term Loan Facility”), (ii) became party to a 5-year $250.0 million asset-based revolving credit facility (“ABL Facility”), with approximately $30.0 million drawn at the closing of the Acquisition, and (b) inVentiv Group Holdings, Inc., inVentiv Health, Inc. and inVentiv Health Clinical, Inc. assumed the obligations of Merger Sub under the $675.0 million aggregate principal amount of 7.5% Senior Notes due 2024 (“Senior Notes”) issued by Merger Sub on October 14, 2016. The Company used available cash, proceeds from the financings described above, together with equity contributions from funds affiliated with Advent, THL and/or other investors to (1) repay and extinguish the Company’s previously existing term loan B of approximately $575.3 million, (2) terminate the commitments under the Company’s previously existing $150.0 million asset-based revolving credit facility, under which the Company had no outstanding borrowings, (3) redeem all of the Company’s outstanding $579.8 million principal amount of 10%/12% Junior Lien PIK Notes due 2018 (the “Junior Lien Secured Notes”) at a redemption price of 102.5% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (4) redeem all of the Company’s outstanding $376.3 million principal amount of 10% Senior Notes due 2018 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (5) satisfy and discharge the Company’s obligations under the $625.0 million principal amount of 9% Senior Secured Notes due 2018 (the “Senior Secured Notes”) as of November 9, 2016 by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus $14.1 million of accrued and unpaid interest to, but not including January 15, 2017 in trust for the benefit of the holders of these Senior Secured Notes, which were recorded in the prepaid expenses and other current assets in the consolidated balance sheet, (6) pay the cash consideration for the Acquisition and (7) pay related fees and expenses including $14.5 million of redemption premium attributable to the repayment of the Junior Lien Secured Notes and $66.4 million in acquisition-related expenses.

On November 9, 2016, the Company became party to (i) a credit agreement in respect of the Term Loan Facility and (ii) a credit agreement for the ABL Facility of up to $250.0 million, subject to borrowing base availability, which matures in 2021. Up to $50.0 million of the ABL Facility is available for the issuance of letters of credit.

The available borrowing capacity under the ABL Facility will vary monthly according to the levels of our eligible accounts receivable, unbilled receivables and certain unrestricted cash. As of June 30, 2017, the Company had no outstanding borrowings under the ABL Facility, approximately $14.0 million in letters of credit outstanding against the ABL Facility and would have been able to borrow up to an additional $200.4 million.

The loans and guarantees under the Term Loan Facility are secured (i) by a first-priority security interest in, among other things, substantially all of the Company’s and the guarantors’ equity interests, equipment, intellectual property, pledged debt, general intangibles, books, records and supporting obligations related to the foregoing and any other assets (other than collateral securing the ABL Facility on a first-priority basis) and (ii) by a second-priority security interest in receivables, inventory, deposit accounts and other collateral securing the ABL Facility on a first priority basis. The loans and guarantees under the ABL Facility are secured (i) by a first-priority security interest in, among other things, substantially all of the Company’s and the guarantors’ receivables, inventory, deposit accounts and other collateral securing the ABL Facility on a first-priority basis and (ii) by a second-priority security interest in in the property and assets that secure the Term Loan Facility on a first priority basis.

Cash Pooling

The Company and certain of its international subsidiaries entered into a notional cash pooling arrangement (“Cash Pool”) to help manage global liquidity requirements. The parties to the arrangement combine their cash balances in pooling accounts with the ability to set-off overdrafts to the bank against positive cash balances. Each subsidiary receives interest on the cash balances or pays interest on amounts owed. At June 30, 2017, the Company’s net cash position in the pool of $46.3 million, defined as the gross cash position in the pool of $132.7 million less borrowings of $86.4 million, is reflected as cash and cash equivalents in the consolidated balance sheet.

Fair Value of Long-Term Debt

The carrying amounts and the estimated fair values of long-term debt as of June 30, 2017 and December 31, 2016 are as follows (in thousands):

	June 30, 2017		December 31, 2016
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Term Loan Facility, due 2023	$1,675,932	$1,723,502	$1,681,487	$1,745,138
Senior Secured Notes, due 2018	—	—	625,365	625,000
Senior Unsecured Notes, due 2024	655,622	731,990	654,656	706,219

(1)	The Senior Secured Notes were redeemed on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, January 15, 2017.

The fair value of long-term debt instruments is measured based on market values for debt issues with similar characteristics, such as maturities, credit ratings, collateral and interest rates available on the measurement dates for debt with similar terms (level 2 within the fair value hierarchy). The Company believes the carrying values for capital leases and other financing arrangements approximate their fair values.

8. Concentration of Credit Risk

The Company’s receivables are concentrated with major pharmaceutical companies. Credit risk is managed through the continuous monitoring of exposures with the Company’s clients. The Company does not require collateral or other security to support client receivables. Pfizer Inc. accounted for approximately 15% of the Company’s net revenues for the Successor period three and six months ended June 30, 2017 and Pfizer Inc. accounted for approximately 12% of the Company’s net revenues for the Predecessor period three and six months ended June 30, 2016. For the Successor period three and six months ended June 30, 2017, our top 10 clients accounted for approximately 57% of our net revenues. For the Predecessor period three and six months ended June 30, 2016, our top 10 clients accounted for approximately 59% and 58% of our net revenues, respectively. As of June 30, 2017, one client was above the 10% of receivables threshold and represented approximately 11% of the accounts receivable balance.

9. Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivables, unbilled services, accounts payable, short-term borrowings, capital leases and other financing arrangements, contingent consideration, as well as deferred revenues and client advances. Due to the short-term nature of such instruments, the Company believes their carrying values approximate fair value. The contingent consideration liability is recorded at fair value. Please refer to Note 7 for discussion of the Company’s debt instruments.

As described in Note 4, in connection with the Acquisition, the fair value of the contingent consideration was preliminarily estimated to have a fair value of $67.5 million and $68.5 million at Acquisition and June 30, 2017, respectively.

The Company’s deferred compensation plan provides eligible management and other highly compensated employees with the opportunity to defer their compensation and to receive the deferred amounts in the future or upon termination of employment with the Company. The Company invests in the underlying mutual fund investments available to plan participants through investments held in a rabbi trust, which generally offset the liability associated with the deferred compensation plan. These securities are classified as trading securities and carried at fair value (level 1 within the fair value hierarchy) of $15.2 million and $13.7 million as of June 30, 2017 and December 31, 2016, respectively, and included in other assets in the consolidated balance sheets. Gains and losses are included in SG&A expenses.

10. Contingencies

On October 31, 2013, Cel-Sci Corporation (“Claimant”) made a demand for arbitration under a Master Services Agreement (the “MSA”), dated as of April 6, 2010 between Claimant and two of the Company’s subsidiaries, inVentiv Health Clinical, LLC (formerly known as PharmaNet, LLC) and PharmaNet GmbH (currently known as inVentiv Health Switzerland GmbH and formerly known as PharmaNet AG) (collectively, “PharmaNet”). Under the MSA and related project agreement, which were terminated by Claimant in

April 2013, Claimant engaged PharmaNet in connection with a Phase III Clinical Trial of its investigational drug. The arbitration claim alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud on the part of PharmaNet, and seeks damages of at least $50 million. In December 2013, inVentiv Health Clinical, LLC filed a counterclaim against Claimant that alleges breach of contract and seeks at least $2 million in damages. The matter proceeded to the discovery phase. In January 2015, inVentiv Health Clinical, LLC filed additional counterclaims against Claimant that allege (i) breach of contract, (ii) opportunistic breach, restitution and unjust enrichment, and (iii) defamation, and seeks at least $2 million in damages and $20 million in other equitable remedies. The arbitration is currently underway and is expected to continue through the remainder of 2017. No assessment can be made at this time as to the likely outcome of this matter or an estimate of the possible range of loss. Accordingly, no provision has been recorded as no loss is considered probable or estimable.

Other Matters

The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. The Company does not believe that the outcome of any legal proceedings, if decided adversely to our interests, would have a material adverse effect on our business, financial condition or results of operations.

11. Common Stock and Stock Incentive Plans

The Company was authorized to issue 16,000,000 shares of capital stock, all of which were common stock, with a par value of $0.0001 per share. On November 9, 2016, inVentiv was acquired by Parent, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc., with and into inVentiv at the closing of the Acquisition. Accordingly, inVentiv became a wholly-owned subsidiary of Parent. In connection with the Acquisition, the Parent entered into a stockholders agreement with certain entities affiliated with Advent, certain entities affiliated with THL and certain other investors and members of our management who will own Parent Shares. All of the issued and outstanding capital stock of Parent is held, directly or indirectly, by THL, Advent, certain co-investors and certain current and former members of management. In accordance with the Amended and Restated Certificate of Incorporation of the Parent, each share of common stock shall have one vote, and the common stock shall vote together as a single class. Subject to the terms of any debt instruments inVentiv may enter into, the Board of Directors may declare dividends upon the stock of inVentiv as and when the Board deems appropriate and in accordance with the General Corporation Law of the State of Delaware, as applicable.

On November 15, 2016, Parent’s Board of Directors approved a new Parent equity plan with 1,062,397 Parent shares available for grant. Of the share-based awards that have been granted as of June 30, 2017, forty five percent vest upon the passage of time and completion of a service requirement and fifty-five percent vests upon achievement of certain specified performance targets through 2021 and completion of a service requirement. The time vesting awards will vest annually over a period of five years and the performance vesting awards will vest 20% annually if the applicable EBITDA target is attained, or a catch-up target is satisfied upon a change of control transaction and the completion of catch-up trigger, as defined in the Parent equity plan. The Company recognizes the fair value of the share-based awards in compensation expense over the service period to the extent that vesting of the awards is considered probable. Upon a change of control transaction, the time-vesting options will become fully vested, subject to continued service through the change of control date. For purposes of determining whether the Company has met the EBITDA target for the year in which the change of control transaction occurs and for purposes of determining whether the catch-up target has been satisfied for catch-up vesting, prior to the effective time of the change of control transaction, the Board shall determine what it projects to be the Company’s EBITDA for the full fiscal year in which the change of control transaction occurs. Any portion of the performance-vesting option that does not vest as of a change of control transaction shall terminate without consideration.

Beginning in the first quarter of 2017, the Company adopted ASU 2016-09 to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. See Note 3 for additional information on the Company’s accounting policy election and the impact on its financial statements.

12. Termination Benefits and Other Cost Reduction Actions

The Company continues to take certain actions to implement cost containment measures in an effort to better align operating costs with market and business conditions. Expenses related to these actions that include real estate consolidations, elimination of redundant functions and employees were $4.3 million and $8.5 million for the Successor period three and six months ended June 30, 2017, respectively, and $6.2 million and $10.3 million for the Predecessor period three and six months ended June 30, 2016, respectively.

The $4.3 million of costs incurred in the Successor period three months ended June 30, 2017 includes $2.2 million of severance costs and facility-related costs of $2.1 million and includes $2.5 million of costs related to Clinical, $1.7 million related to Commercial and $0.1 million related to Corporate. The $8.5 million of costs incurred in the Successor period six months ended June 30, 2017 includes $5.1 million of severance costs and facility-related costs of $3.4 million and includes $4.4 million of costs related to Clinical, $2.9 million related to Commercial and $1.2 million related to Corporate. The $6.2 million of costs incurred in the Predecessor period three months ended June 30, 2016 includes $2.3 million of severance costs and facility-related costs of $3.9 million and includes $1.5 million of costs related to Clinical, $4.4 million related to Commercial and $0.3 million related to Corporate. The $10.3 million of costs incurred in the Predecessor period six months ended June 30, 2016 includes $5.1 million of severance costs and facility-related costs of $5.2 million and includes $2.7 million of costs related to Clinical, $7.3 million related to Commercial and $0.3 million related to Corporate. In addition, the Company incurred non-cash facility consolidation costs of $0.3 million and $0.5 million in the Predecessor period three and six months ended June 30, 2016, respectively.

The following table summarizes the Company’s restructuring costs for the Successor period ended June 30, 2017 and the

Predecessor period ended June 30, 2016 (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Employee severance and related costs	$2,203	$2,342	$5,128	$5,087
Facilities-related costs	2,074	3,846	3,334	5,231

Total	$4,277	$6,188	$8,462	$10,318

For the Successor period three and six months ended June 30, 2017, restructuring costs of $0.9 million and $1.4 million have been included in Cost of revenues, and $3.4 million and $7.1 million have been included in Selling, general and administrative expenses, respectively. For the Predecessor period three and six months ended June 30, 2016, restructuring costs of $1.1 million and $2.6 million have been included in Cost of revenues, and $5.1 million and $7.7 million have been included in Selling, general and administrative expenses, respectively. Restructuring costs are not allocated to the Company’s reportable segments as they are not part of the segment performance measures regularly reviewed by management. Other adjustments reflect assumed restructuring related reserves and were not included in current period charges.

The following table summarizes the Company’s restructuring reserve as of June 30, 2017 and December 31, 2016 (in thousands):

	Balance at	Net	Other	Cash	Balance at
	December 31, 2016	Costs	Adjustments	Payments	June 30, 2017
Employee severance and related costs	$3,164	$5,128	$—	$(5,224)	$3,068
Facilities-related costs	6,542	3,334	988	(2,980)	7,884

Total	$9,706	$8,462	$988	$(8,204)	$10,952

The net costs on the table above exclude non-cash charges of $0.8 million in the Successor period three and six months ended June 30, 2017 and $0.3 million and $0.5 million in the Predecessor period three and six months ended June 30, 2016 related to abandoned assets at certain facilities.

The Company expects severance payments accrued at June 30, 2017 will be paid within the next twelve months. Certain facility costs will be paid over the remaining lease term of exited facilities through 2027.

13. Income Taxes

The Company provides for income taxes on an interim basis based on the estimated annual effective tax rate, adjusted for discrete items. The Company provides for a valuation allowance to reduce deferred tax assets to their estimated realizable value if, based on the weight of all available evidence, it is not more likely than not that a portion or all of the deferred tax assets will be realized.

The consolidated effective tax rate was 26.4% and (305.5%) for the Successor period three months ended June 30, 2017 and Predecessor period three months ended June 30, 2016, respectively, and 26.4% and (99.4%) for the Successor period six months ended June 30, 2017 and Predecessor period six months ended June 30, 2016, respectively. On a comparative basis, the change in the effective tax rate reflects the benefitting of losses in federal and certain state jurisdictions for the period three and six months ended June 30, 2017 (Successor) that were previously not subject to a tax benefit as a result of a full valuation allowance for the Predecessor period three and six months ended June 30, 2016. The income tax benefit for the Successor period three and six months ended June

30, 2017 primarily reflects that the Company (i) recorded a full valuation allowance for certain state and foreign tax jurisdictions (ii) recorded a tax provision for federal and certain foreign and state jurisdictions that were not subject to a valuation allowance, (iii) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occur. The difference between the effective tax rate for the Successor period three and six months ended June 30, 2017 and the U.S. statutory tax rate is primarily due to the mix of domestic and foreign earnings, along with the impact of foreign undistributed earnings.

The income tax provision for the Predecessor period three and six months ended June 30,2016 primarily reflects that the Company (i) recorded a full valuation allowance for our domestic and certain foreign tax jurisdictions, (ii) recorded a tax provision for certain foreign and state jurisdictions that generated earnings, (iii) incurred a deferred tax provision in our domestic jurisdiction arising from taxable temporary differences related to amortization of indefinite-lived intangible assets and goodwill, and (iv) recorded changes in unrecognized tax benefits (including related penalties and interest) as they occur.

14. Related Parties

Management Arrangements

Upon completion of the THL Acquisition, inVentiv entered into a management agreement (“THL Management Agreement”) with THL Managers VI, LLC (“THL Managers”), in which THL Managers agreed to provide management services to inVentiv until the tenth anniversary of the consummation of the THL Acquisition with evergreen one-year extensions thereafter. Pursuant to the THL Management Agreement, THL Managers received an aggregate annual management fee in an amount per year equal to the greater of (a) $2.5 million or (b) 1.5% of EBITDA, as defined in the THL Management Agreement. In addition, the Company reimbursed out-of-pocket expenses, including travel related costs, incurred by THL Managers. The Company recognized $1.0 million and $1.9 million in management fees and related costs for the Predecessor period three and six months ended June 30, 2016, respectively.

Upon completion of the Acquisition as described in Note 4, the Company entered into a management services agreement (the “New Management Agreement”) with the Advent managers and the THL Managers (together, the “Managers”) pursuant to which such Managers agree to provide management, advisory and consulting services to us and/or one or more of our parent or subsidiary entities. The THL Management Agreement was terminated in connection with the Acquisition.

Pursuant to the New Management Agreement, the Managers are entitled to their respective share of a fixed annual monitoring fee equal to 1% of EBITDA, as defined, as compensation for services rendered. The annual monitoring fee initially will be shared equally between the Advent managers and the THL Managers (as though they have equal ownership percentages) until such time as their respective ownership percentages change, at which time it will be adjusted proportionately to reflect such change. Such amount, with respect to any Manager, may be taken as a monitoring fee or used to compensate one or more independent consultants made available by such Manager to inVentiv or its parent or subsidiary entities. In addition, the Company will reimburse out-of-pocket expenses, including travel related costs, incurred by the Managers in connection with the new management agreement. The Company recognized $1.0 million and $2.2 million in management fees and related costs for the Successor period three and six months ended June 30, 2017, respectively.

The New Management Agreement includes customary exculpation and indemnification provisions in favor of the Managers and their respective affiliates.

Commercial Transactions

There were two entities for the Successor period three and six months ended June 30, 2017, and three entities for the Predecessor period three and six months ended June 30, 2016 in which THL or its affiliates held a 10% or greater interest that provided services exceeding $120,000 in value to the Company. The services included audio conferencing, information technology services and certain services acquired on behalf of clients. The fees for these services were $0.5 million for the Successor period three and six months ended June 30, 2017. The fees for these services were $0.2 million and $0.6 million for the Predecessor period three and six months ended June 30, 2016, respectively.

15. Segment Information

The Company provides services through two reportable segments, Clinical and Commercial. Each reportable business segment is comprised of multiple service offerings that, when combined, create a fully integrated biopharmaceutical outsourced services provider. Clinical provides a continuum of services spanning phases I-IV of clinical development. Commercial provides commercialization services to the pharmaceutical, biotechnology and healthcare industries. The Clinical and Commercial segments provide services to the other segments primarily in connection with the delivery of services to the end client. The Company accounts for intersegment sales on prices that management considers to be consistent with market pricing. Total intersegments sales from Clinical to Commercial was $0.2 million and $0.3 million for the Successor period three and six months ended June 30, 2017, respectively, and $0.1 million and $0.2 million for the Predecessor period three and six months ended June 30, 2016, respectively. Total intersegment sales from Commercial to Clinical or Corporate was $1.4 million and $3.1 million for the Successor period three and six months ended June 30, 2017, respectively, and $4.7 million and $9.1 million for the Predecessor period three and six months ended June 30, 2016, respectively.

Management measures and evaluates the Company’s operating segments based on segment net revenues and adjusted operating income. The results of these reportable business segments are regularly reviewed by the Company’s chief operating decision maker, the Chief Executive Officer. Certain costs are excluded from adjusted segment operating income because management evaluates the operating results of the segments excluding such charges. These items include depreciation and amortization; certain foreign currency impacts; net charges associated with acquisitions; certain legal charges, net of insurance recoveries; certain asset impairment charges; stock-based compensation; as well as corporate and other unallocated expenses. The Corporate and other unallocated expenses primarily consist of expenses for corporate overhead functions such as finance, human resources, information technology, facilities and legal; restructuring and related charges; and certain expenses incurred in connection with the management agreements with affiliates of certain shareholders of the Parent. Although these amounts are excluded from adjusted segment operating income, as applicable, they are included in reported consolidated operating loss and in the reconciliations presented below. The Company has not presented segment assets since asset information is not provided to the chief operating decision maker due to the fact that it is not a key performance measure on which the operating segments are evaluated or resource allocations are made as the Company is a service-based business that does not incur significant capital costs.

The Company had an agreement to provide commercialization services to a biopharmaceutical client for launch of certain products in return for a royalty on the client’s net revenues. The results of this arrangement are included in Corporate and other as the contract was managed and evaluated on a corporate level. The substantial majority of the intersegment sales from Commercial to Corporate and other is related to providing services for this arrangement. The amount of costs included in Corporate and other related to this arrangement was $5.7 million and $10.1 million for the Predecessor period three and six months ended June 30, 2016, respectively. The Company terminated this arrangement in the fourth quarter of 2016.

Selected information for each reportable segment is as follows (in thousands):

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Net Revenues
Clinical	$265,365	$259,907	$528,347	$514,766
Commercial	251,194	305,908	515,956	596,834
Intersegment revenues	(1,612)	(4,793)	(3,301)	(9,282)

Consolidated net revenues	$514,947	$561,022	$1,041,002	$1,102,318

Adjusted Segment Operating Income (Loss)
Clinical	$39,138	$42,802	$81,614	$85,538
Commercial	46,879	54,028	96,435	102,948
Corporate and other	(14,767)	(13,661)	(20,792)	(25,985)

Reportable segments adjusted operating income (loss)	71,250	83,169	157,257	162,501
Depreciation and amortization	(71,395)	(22,201)	(155,868)	(45,964)
Stock-based compensation	(2,647)	(1,560)	(5,413)	(2,977)
Other unallocated charges	(13,376)	(6,077)	(29,768)	(15,065)

Operating income (loss)	(16,168)	53,331	(33,792)	98,495
Gain on extinguishment of debt	—	—	—	221
Interest income (expense), net	(36,538)	(54,413)	(74,284)	(110,266)

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	$(52,706)	$(1,082)	$(108,076)	$(11,550)

16. Subsequent Events

All antitrust clearances required to consummate the Merger have now been received. The Merger remains subject to other customary closing conditions, including the approval of INC Research’s stockholders at its special meeting scheduled to be held on Monday, July 31, 2017. Assuming that the approval of INC Research’s stockholders is obtained at the special meeting and all other conditions are satisfied or waived, the parties currently anticipate consummating the Merger in August 2017.

inVentiv has elected to redeem $270.0 million aggregate principal amount of its outstanding 7.5% Senior Notes due 2024 on August 1, 2017 (the “Redemption Date”) at 107.500% of the aggregate principal amount thereof, plus accrued and unpaid interest up to, but not including, the Redemption Date, subject to certain conditions.

The Company has evaluated subsequent events that occurred after June 30, 2017 through July 28, 2017, the date these financial statements were issued.